                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                               NETWORK COMPUTING DEVICES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                               NETWORK COMPUTING DEVICES, INC.
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
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                ----------------------------------------------------------
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
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           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

April 30, 2001

TO OUR SHAREHOLDERS:

    Accompanying this Proxy Statement and Notice of Annual Meeting of Shareholders is the 2000 Annual Report and Form 10-K of Network Computing Devices, Inc.

    During 2000, NCD had sharply lower revenues of $49.3 million and a full-year net loss of $32.7 million, or $1.96 per share. The loss includes charges totaling $7.2 million, primarily for restructuring but also for writing off acquisition-related in-process research and development. Last year's figures compare unfavorably with 1999's results, when NCD was also unprofitable and had a net loss of $16.1 million, or $0.99 per share, on revenues of $108.9 million.

    Somewhat obscured by these results are the positive steps management took, beginning early last year, to confront seemingly intractable product and operating issues, as we sought to turn the company around. We addressed the expected, serious and irreversible erosion of our traditional X-terminals business, and we also halted our expensive initiatives to develop new, stand-alone software for emerging thin client markets.

    These strategic decisions meant that early, intensive action had to be taken to stop the bleeding and eliminate all unnecessary operating expenses. Also, as it became clear that none of the strategic mergers or acquisitions we were exploring was likely to materialize, we restructured our operations and sharply reduced the workforce. We also began to redirect marketing and sales toward more viable, growing markets where we believe we can now compete for profitable business.

    As 2000 ended and 2001 began, we started to see some early tangible results from these measures. By the end of the fourth quarter, we had completely reconstituted the company, rebuilt relationships and forged new ones with key software and hardware allies, reaffirmed commitments from our lenders to make improvements to the balance sheet, and ended the year essentially trending towards a cash positive position. In other words, despite understandable skepticism in the investment community, NCD survived 2000 and now looks forward to continuing to rebuild and revitalize itself.

    Naturally, some things are not within our control. There continues to be unpredictability regarding the timing and extent of the penetration and acceptance of thin client products in large corporate information systems. Forecasts from leading industry analysts suggest that thin client represents a reasonable and growing niche market for products such as Windows-based terminals, network computers and information appliances for enterprise customers. These trends play to NCD's strengths and help define our outstanding line of thin client products and systems. Accordingly, we believe we are now positioned well enough, are lean enough and tough enough to take a share of the thin client business that can help move this company back on the road to profitability.

    That is our challenge in 2001 and the years ahead, and we look forward reporting on it regularly as we strive to make further progress.

Sincerely,

RUDOLPH G. MORIN
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 30, 2001

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Network Computing Devices, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 301 Ravendale Drive, Mountain View, California, on Wednesday, May 30, 2001, at 10:00 a.m. for the following purposes:

    1. To elect four (4) members of the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To ratify the selection of BDO Seidman, LLP as independent auditors of the Company for the current fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 23, 2001, are entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 301 Ravendale Drive, Mountain View, California.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please mark, sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he has returned a proxy.

                                          By Order of the Board of Directors

                                          Rudolph G. Morin
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mountain View, California
April 30, 2001

                        NETWORK COMPUTING DEVICES, INC.
                              301 RAVENDALE DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of Network Computing
Devices, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, May 30, 2001 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices located at 301 Ravendale Drive, Mountain View, California. The telephone number at that address is (650) 694-0650.

    These proxy solicitation materials were mailed on or about April 30, 2001 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

    Stockholders of record at the close of business on April 23, 2001 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 17,613,237 shares of the Company's Common Stock, $.001 par value, and 220,000 of Series B Preferred Stock, $.001 par value, were issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her and 10 votes for each share of Series B Preferred Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Company of a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING

    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials sent to stockholders. The Company has retained the services of Mellon Investor Services, L.L.C. ("Mellon") to aid in the solicitation of proxies, deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners of stock and to solicit proxies therefrom. Mellon will receive a fee of approximately $5,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    The Company's bylaws require advance notice of any stockholder proposals to be brought before a stockholders' meeting. Under the bylaws, in order for business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.

    To be timely, a stockholder proposal to be presented at an annual meeting must be received at the Company's principal executive offices not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of such date was made.

    Accordingly, proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company no later than December 31, 2001. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission (the "SEC").

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    A board of four (4) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four (4) nominees named below, all of whom are currently directors of the Company. Two current directors, Stephen MacDonald and Guenther Pfaff, will not be standing for election. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The four (4) candidates receiving the highest number of affirmative votes of the shares voting at the Annual Meeting will be elected directors of the Company. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such time as his successor has been duly elected and qualified.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED BELOW.

    The names of the Company's nominees for director and certain information about them are set forth below.

                                                                                                   DIRECTOR
NAME OF NOMINEE                       AGE                     PRINCIPAL OCCUPATION                  SINCE
---------------                       ---                     --------------------                  -----
Rudolph G. Morin..................     63      President and Chief Executive Officer of the          1998
                                               Company
Robert G. Gilbertson..............     59      Independent Consultant                                1996
Douglas H. Klein..................     46      Vice President of Operations of Packet Design,        1998
                                               Inc.
Michael Ledbetter.................     50      Corporate Asset and Risk Manager of SCI Systems,      2001
                                               Inc.

    Mr. Morin has served as President and Chief Executive Officer and as a member of our Board of Directors since August 1999. From May 1996 to
August 1999, Mr. Morin served as Executive Vice President, Operations & Finance and Chief Financial Officer of the Company. Prior to joining us, Mr. Morin served as Senior Vice President, Finance and Administration for Memorex Telex Corporation from 1993 to 1996. Prior thereto, he was Executive Vice President of Data Switch Corporation. Mr. Morin's background also includes more than ten years with Thyssen Bornemisza Inc. as head of corporate development and general manager of several of its subsidiaries. Mr. Morin holds MBAs from INSEAD and from Harvard University.

    Mr. Gilbertson has served as Chairman of the Board since August 1999. From May 1996 to August 1999, Mr. Gilbertson served as President and Chief Executive Officer of the Company. Prior to joining us, Mr. Gilbertson served as Chairman of Avidia Systems, Inc., a manufacturer of ATM switching systems, and also as President and Chief Executive Officer of CMX Systems, Inc., a manufacturer of precision measurement and positioning products from 1993 to 1996.
Mr. Gilbertson has also served as Chairman of the Board of the American Electronics Association and was a member of the faculty of Harvard Business School for five years. Mr. Gilbertson holds an MBA from the University of Chicago.

    Mr. Klein has served on our Board of Directors since March 1998. Since
May 2001, Mr. Klein has served as Vice President of Operations of Packet Design, Inc., a privately-held developer of IP services technologies. From January 1998 to April 2000, Mr. Klein served as President and Chief Operating Officer of NuvoMedia, Inc., a designer and developer of electronic books. From February 1988 to December 1997, Mr. Klein served with the Company in various capacities, most recently as our Chief Technical Officer from June 1996 to December 1997. Mr. Klein holds a BSME from the University of Cincinnati and an MSME from the California Institute of Technology.

    Mr. Ledbetter has served on our Board of Directors since April 2001. Since 1990, Mr. Ledbetter has served as Corporate Asset and Risk Manager of SCI Systems, Inc., a global Electronic Manufacturing Service (EMS) provider. Prior to his employment at SCI, Mr. Ledbetter's experience included various senior management positions in the banking, financial, and manufacturing industries. Mr. Ledbetter has also served as the Managing Director of Ledbetter Investment Corporation, a privately held company, since 1998. Mr. Ledbetter holds a BS in Accounting and an MBA and PHD in Economics from the University of Georgia.

    There are no family relationships among directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held eight (8) meetings during the year ended December 31, 2000. The Board of Directors has an Audit Committee and a Compensation and Stock Committee. The Board of Directors has no standing nominating committee or committee performing similar functions. During the year ended December 31, 2000, no director attended fewer than 90% of the aggregate of
(i) all meetings of the Board of Directors (held during the period in which such director served) and (ii) all meetings of committees of the Board on which such director served.

    The Audit Committee of the Board of Directors currently consists of Messrs. Klein and MacDonald. The Audit Committee recommends the engagement of independent auditors, consults with the independent auditors regarding the scope of annual audits and reviews the Company's system of internal accounting controls. The Audit Committee held three (3) meetings during the fiscal year ended December 31, 2000.

    The Compensation and Stock Committee of the Board of Directors (the "Compensation Committee") currently consists of Messrs. Klein and MacDonald. The Compensation Committee makes recommendations to the Board regarding executive compensation and related matters and is responsible for the administration of option grants under the Company's 1999 Stock Option Plan and 1999 Non-Statutory Stock Option Plan. The Compensation Committee acted several times by unanimous written consent, but did not hold any meetings during the fiscal year ended December 31, 2000.

            PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY MANAGEMENT

    The following table sets forth certain information known to us relating to the beneficial ownership of our Common Stock by (i) each stockholder who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each executive officer named in the tables under "Executive Compensation," (iii) each director and each nominee for director and
(iv) all executive officers and directors as a group, as of March 30, 2001.

                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                 OWNED (1)       PERCENT (2)
----------------                                              ----------------   -----------
Guenther Pfaff (3)..........................................     4,000,500          19.6%
  Underbachstrasse 22
  CH-6318 Walchwil, Switzerland

SCI Technology, Inc. (4)....................................     3,300,000          15.8%
  2101 West Clinton Avenue
  Huntsville, Alabama 35805

Tektronics, Inc. (5)........................................     1,750,000           9.4%
  P.O. Box 500, MS 55-722
  Beaverton, Oregon 97077

Alan Andreini (6)...........................................     1,171,600           6.7%
  395 Hudson Street
  New York, New York 10014

Kiskiminetas Springs School (7).............................     1,036,800           5.9%
  1888 Brett Lane
  Saltsburg, PA 15681

Rudolph G. Morin (8)........................................       433,910           2.4%

Robert G. Gilbertson (9)....................................       722,894           3.9%

Douglas H. Klein (10).......................................       179,418           1.0%

Stephen A. MacDonald (11)...................................        56,875             *

Michael A. Garner (12)......................................        18,750             *

Michael Ledbetter (13)......................................             0             *

Gregory S. Wood (14)........................................             0             *

John DeSantis (15)..........................................        17,192             *

Directors and executive officers as a group                      5,429,539          24.9%
  (9 persons) (16)..........................................

------------------------

*   Less than 1%

(1) The persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) Calculated on the basis of 17,613,237 shares of Common Stock outstanding as of March 30, 2001, except that shares of Common Stock underlying options, warrants and convertible notes exercisable or convertible within 60 days of March 30, 2001 are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options.

(3) Includes shares of Series B Preferred Stock that are convertible into 2,200,000 shares of Common Stock and a warrant that is exercisable for 600,000 shares of Common Stock.

(4) Consists of shares issuable upon conversion of a $3.3 million convertible note.

(5) Includes a warrant to purchase 1,000,000 shares which is currently exercisable.

(6) Based on a Schedule 13G Amendment filed by Alan Andreini on February 14, 2000 reflecting ownership of securities listed in this table for his own account and by persons for whom he exercises trading authority. As of December 31, 1999, Mr. Andreini's accounts held 934,500 shares of common stock. As of December 31, 1999, Mr. Andreini was authorized to exercise trading authority over: (i) an account of Kiskiminetas at PaineWebber, which held 170,000 shares of common stock; (ii) the account of The Andreini Foundation (the "Foundation") which held 23,500 shares of common stock;
    (iii) the account of John D. Andreini (who is deceased) and Blanche M. Andreini (the "Parents") at Cheevers Hand & Angeline, Inc., which held 41,700 shares of common stock; and (iv) an account at Piper Jaffray, Inc. for the benefit of his son, Alan J. Andreini, Jr., under Illinois Uniform Transfers to Minors Act, which held 2,000 shares of common stock. Pursuant to the rules promulgated under the federal securities laws, Mr. Andreini may be deemed to be the beneficial owner of the common stock owned by each such person because he has shared investment and voting power in respect of the account of Kiskiminetas and the account of the Parents, and has sole investment and voting power in respect of the Foundation and of the account of his son. Mr. Andreini disclaims beneficial ownership of the common stock held by Kiskiminetas, the Parents and the Foundation.

(7) Based on a Schedule 13G filed by Kiskiminetas Springs School ("Kiskiminetas") on February 10, 2000, Kiskiminetas is a non-profit educational institution that has an endowment composed of Network Computing Devices, Inc. common stock and certain other securities. The voting power and the investment power of Kiskiminetas over the shares of common stock vested in the Finance Committee of the Board of Trustees of Kiskiminetas (the "Finance Committee"), which is exercised by the approval of the majority of the members thereof. The Finance Committee is composed of seven members. The Members of the Finance Committee are Alan J. Andreini, Michael Yukevich, Jr., John A. Pidgeon, Allen R. Glick, Carl L. Kalnow, James P. Moore, Jr., Maynard H. Murch, IV, and Janice Fuellhart. Since the decision-making power is vested in the Finance Committee, we need not be concerned with which individuals are responsible for administering which brokerage account.

(8) Includes 417,500 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 30, 2001.

(9) Includes 702,500 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 30, 2001.

(10) Includes 172,250 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 30, 2001.

(11) Consists of 56,875 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 30, 2001.

(12) Consists of 18,750 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2001.

(13) Excludes shares held of record by SCI Technology, Inc. Mr. Ledbetter is the Corporate Asset and Risk Manager of SCI Systems, Inc., of which SCI Technology, Inc. is a division, but disclaims beneficial ownership of such shares.

(14) Mr. Wood's employment with the Company terminated in November 2000.

(15) Mr. DeSantis' employment with the Company as its Senior Vice President of Sales and Marketing terminated in April 2000.

(16) Includes 1,367,875 shares of Common Stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 30, 2001. Also includes shares of Series B Preferred Stock that are convertible into 2,200,000 shares of Common Stock and a warrant that is exercisable for 600,000 shares of Common Stock. See footnote 3.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all reports they file under Section 16(a). To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2000, except for one late Form 3 filed by Mike Garner reporting his initial of beneficial ownership as of November 2000, one late Form 5 filed by Robert Gilbertson reporting his annual change in beneficial ownership for the fiscal year ended December 31, 2000, one late
Form 5 filed by Rudy Morin reporting his annual change in beneficial ownership for the fiscal year ended December 31, 2000, and one late Form 5 filed by Doug Klein reporting his annual change in beneficial ownership for the fiscal year ended December 31, 2000.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued to or on behalf of our Chief Executive Officer and our two other most highly compensated executive officers (determined as of December 31, 2000) (collectively, the "Named Officers") for the fiscal years ended December 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                 ANNUAL COMPENSATION       COMPENSATION
                                               -----------------------   ----------------
                                                                              STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY (1)      BONUS     OPTIONS (SHARES)   COMPENSATION
---------------------------         --------   ----------     --------   ----------------   ------------
Rudolph G. Morin (2)..............    2000      $325,000      $    --        100,000           $ 7,200(3)
  President and Chief Executive       1999       298,333       50,000         85,000             7,200(3)
  Officer                             1998       276,667           --             --            14,267(3)

Gregory S. Wood (4)...............    2000      $197,083      $    --        100,000           $    --
  Former Vice President and Chief     1999        92,891           --             --                --
  Financial Officer                   1998            --           --                               --

John DeSantis (5).................    2000      $195,000(6)   $    --             --           $    --
  Former Senior Vice President of     1999       267,117       35,682         85,000            64,628(7)
  Sales and Marketing                 1998       205,114       74,094             --                --

------------------------

(1) Includes amounts (if any) deferred under the 401(k) Plan and commissions earned in 1999.

(2) Mr. Morin joined us in May 1996 and was promoted to President and Chief Executive Officer in August 1999.

(3) Includes $7,200, $7,200 and $14,267 paid for automobile allowances in 2000, 1999, and 1998, respectively.

(4) Mr. Wood joined us in July 1999 and was promoted to Vice President and Chief Financial Officer in August 2000. Mr. Wood's employment terminated on November 13, 2000.

(5) Mr. DeSantis joined us in July 1997 and was promoted to Senior Vice President, Sales and Marketing in April 1999. Mr. DeSantis' employment terminated on April 3, 2000.

(6) Includes $130,000 in severance pay.

(7) Consists of $64,628 for relocation expenses.

STOCK OPTION GRANTS

    The following table contains information concerning grants of stock options under our 1999 Non-Statutory Stock Option Plan to the Named Officers during the year ended December 31, 2000.

                             OPTION GRANTS IN 2000

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                               OPTION TERM (1)
                          ----------------------------------------------------------------   -----------------------
                           NUMBER OF
                            SHARES            % OF TOTAL
                          UNDERLYING      OPTIONS GRANTED TO      EXERCISE
                            OPTIONS           EMPLOYEES            PRICE        EXPIRATION
NAME                      GRANTED (2)     IN FISCAL YEAR (3)   PER SHARE (4)       DATE          5%          10%
----                      -----------     ------------------   --------------   ----------   ----------   ----------
Rudolph G. Morin........    100,000              6.89%            $1.09375        9/18/10     $68,785      $174,316
Gregory S. Wood.........    100,000(5)           6.89%               5.375        9/18/10      68,785       174,316
John DeSantis...........         --                --                   --             --          --            --

------------------------

(1) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of our Common Stock, overall market conditions and the optionee's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) Each option vests and becomes exercisable to the extent of 25% of the underlying shares three months following the date of grant, another 25% vesting one year from the date of the grant, with the remainder vesting on a monthly basis ratably over the 24-month period thereafter, subject to the optionee's continuous employment with the Company.

(3) Options to purchase an aggregate of 1,388,990 shares of Common Stock were granted to employees during the year.

(4) Each option was granted at market value on the date of grant.

(5) Mr. Wood's options were canceled 30 days following the termination of his employment as Chief Financial Officer.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information with respect to the Named Officers concerning the exercise of options during the fiscal year ended December 31, 2000 and unexercised options held as of December 31, 2000. There were no exercises of options by any of the Named Officers during the fiscal year ended December 31, 2000.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                    NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                                      DECEMBER 31, 2000          AT DECEMBER 31, 2000(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Rudolph G. Morin...............................    408,645        126,355            --             --
Gregory S. Wood................................         --             --            --             --
John De Santis.................................         --             --            --             --

------------------------

(1) Based on the closing price of $0.2812, as reported on The Nasdaq National Market on December 31, 2000 (the last trading day prior to the fiscal year-end).

COMPENSATION OF DIRECTORS

    Non-employee directors are paid an annual retainer of $15,000 per year, payable semiannually, plus a fee of $1,500 for each meeting of the Board of Directors they attend and $500 for each meeting of a committee they attend, plus reimbursement for transportation and other expenses incurred in attending such meetings. Under the 1994 Outside Directors' Stock Option Plan (the "Directors' Plan"), each non-employee director is granted an initial option for 30,000 shares of Common Stock, followed by annual grants of options for 7,500 shares each, subject to the director's continuous service on the Board of Directors. In addition to the foregoing, Directors Gilbertson, Klein and MacDonald each received one-time option grants of 10,000 shares in September 2000. In the year ended December 31, 2000, no other compensation was paid to a director serving in such capacity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Douglas H. Klein served on the Compensation and Stock Committee of the Board of Directors during the past fiscal year. Mr. Klein is a former executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In December 2000, we entered into a stock purchase agreement with Guenther Pfaff, pursuant to which Dr. Pfaff purchased 220,000 shares of Series B Preferred Stock at a purchase price of $6.82 per share, or an aggregate purchase price of $1,500,000, and received a warrant to purchase 600,000 shares of Common Stock at an exercise price of $0.75 per share. Each share of Series B Preferred Stock is convertible into 10 shares of Common Stock. The stock purchase agreement included an option for Dr. Pfaff to purchase an additional 70,000 shares of Series B Preferred Stock and to acquire warrants to purchase an additional 200,000 shares of Common Stock on or before February 15, 2001, which Dr. Pfaff did not exercise. Dr. Pfaff was elected to our Board of Directors following the closing of this transaction. Dr. Pfaff is not standing for election at the Annual Meeting.

    In September 2000, we issued a $3,300,000 convertible promissory note to SCI Technology, Inc. in exchange for SCI Technology, Inc.'s cancellation of a like amount of accounts receivable owed by us. The note is due and payable in October 2001, and the principal is convertible into shares of our Common Stock at the holder's election at the rate of one share for each $1.00 in principal converted. Michael Ledbetter, Corporate Asset and Risk Manager of SCI Systems, Inc., of which SCI Technology, Inc. is a division, has been a member of our Board of Directors since April 2001.

    We have entered into employment agreements with Rudolph G. Morin and Robert
G. Gilbertson. See "Executive-Compensation Employment, Severance and Change of Control Agreements."

    Our Bylaws provide that we shall indemnify our directors and officers to the full extent permitted by Delaware law. We have entered into indemnification agreements with certain officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. We maintain insurance covering officers and directors.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    We entered into an employment agreement with Rudolph G. Morin effective
May 28, 1996. The original term of the agreement was two years and is subject to automatic annual renewal for successive one-year terms unless either party provides notice of termination at least 60 days prior to an annual renewal date. The agreement fixes Mr. Morin's base salary, subject to increases by the Compensation Committee, if any. On August 25, 1999, the Compensation Committee approved an increase in Mr. Morin's annual salary from $285,000 to $325,000, effective August 27, 1999. The agreement provides for an incentive bonus award based on the achievement of certain financial objectives, up to a maximum amount equal to 300% of Mr. Morin's base salary. The agreement also provides for reimbursement of reasonable out-of-pocket and ordinary expenses for commuting or relocating to the Mountain View area and necessary business expenses incurred in performing services as President and Chief Executive Officer. In
September 2000, the Compensation Committee approved a grant of an option to purchase 100,000 shares of Common Stock to Mr. Morin under the 1999 Non-Statutory Stock Option Plan. In May 1999, the Compensation Committee approved a grant of an option to purchase 85,000 shares of Common Stock to Mr. Morin under the 1999 Stock Option Plan ("99 Option Plan"). In 1996 pursuant to his agreement, Mr. Morin received an option to purchase 350,000 shares of Common Stock to purchase shares of common stock under the 1989 Option Plan. The agreement provides that these options will vest in full and become fully exercisable in the event of any change in control. In the event Mr. Morin is terminated other than for cause, or if he voluntarily terminates his employment because of a material change in his job duties or title or specified acts of misconduct by us, he is entitled under the agreement to receive a severance payment equal to his then-current base salary for a period equal to the greater of 12 months or the term of employment remaining under the agreement and to receive up to $40,000 in outplacement assistance.

    In April 2000, we entered into a Confidential Separation Agreement with John DeSantis pursuant to which Mr. DeSantis resigned as Senior Vice President, Sales and Marketing effective April 3, 2000. The agreement provided that, for a period of six months after April 3, 2000, Mr. DeSantis would receive severance payments of $21,667 per month. Under the agreement, Mr. DeSantis agreed to provide consulting services through October 3, 2000 to facilitate the transfer of responsibilities as Senior Vice President, Sales and Marketing and to hold himself available to provide additional part-time consulting services as needed, on a schedule consistent with such duties as Mr. DeSantis may have as a full-time employee elsewhere. The agreement also provides that the stock options granted to Mr. DeSantis continued vesting through October 1, 2000.

                 REPORT OF THE COMPENSATION AND STOCK COMMITTEE
                           OF THE BOARD OF DIRECTORS

    Annual compensation of officers is determined by the Compensation Committee, which recommends the amount of salary and bonus to be paid to each executive officer, subject to approval and ratification by the Board of Directors. The Compensation Committee is also responsible for administering the 1999 Option Plan 1999 Non-Statutory Stock Option Plan, including the awarding of options under such plans.

COMPENSATION PHILOSOPHY

    Our compensation programs for executive officers are designed to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. We believe that a strong link should exist between executive compensation and the value received by stockholders.

COMPONENTS OF COMPENSATION

SALARY

    In setting base salary levels, we initially review the salary structure and pay practice data of other companies in similar industries. In doing so, we compare our company to a group of computer, networking and systems companies of similar size and capitalization using information compiled by an independent compensation consulting firm. There are currently approximately 300 companies in this comparison group.

    Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution has increased since his or her salary had last been reviewed and (ii) increases in median competitive pay levels.

    The salary paid to Rudolph G. Morin, President and Chief Executive Officer, has been determined in accordance with his employment agreement. On August 25, 1999, the Compensation Committee approved an increase in Mr. Morin's annual salary from $285,000 to $325,000 effective August 27, 1999. Such increase is a result of Mr. Morin's promotion from Executive Vice President, Finance and Operations to President and Chief Executive Officer, which was also effective August 27, 1999. Mr. Morin's agreement remains subject to further annual increases, if any. Mr. Morin's agreement also entitles him to receive an annual incentive bonus based upon the achievement of certain financial objectives. The incentive bonus award will be equal to 50% of base salary when 100% of the financial objectives are met, and if overall performance exceeds these financial objectives, the bonus award is increased by an amount representing a percentage of annual salary that is 1.5 times the percentage by which these objectives are exceeded, up to a maximum bonus award equal to 300% of base salary. In 2000, the Compensation Committee set financial objectives based upon our net operating income for 2000. Mr. Morin was not awarded a bonus for 2000 because our operating income for that year fell short of target. In connection with our efforts to recruit Mr. Morin, we negotiated the terms of his employment agreement with Mr. Morin at arm's length. See "Executive-Compensation Employment, Severance and Change of Control Arrangements."

BONUS PLAN

    Effective January 1, 1997, we adopted an All-Employee Incentive Plan (the "Incentive Plan"). Employees, including officers, are eligible to participate in the Incentive Plan. The Incentive Plan has been designed to align the interests of employees with those of stockholders, and to reward employees for contributing to our ongoing financial success. The Incentive Plan pays employees, at varying percentages of base salary, a bonus which is funded by a percentage of our pretax, prebonus operating income.

    The bonus earned by Mr. Morin is determined in accordance with his employment agreement, which provides for an incentive bonus award based on the achievement of financial objectives set by the Compensation Committee for the fiscal year. The bonus award is equal to 50% of base salary when 100% of the financial objectives are met. In the event overall performance exceeds these financial objectives, the bonus award is increased by an amount representing a percentage of base salary that is 1.5 times the percentage by which these objectives are exceeded, up to a maximum bonus award equal to 300% of base salary. See "Executive-Compensation Employment, Severance and Change of Control Arrangements."

STOCK OPTION PLANS

    As is typical with emerging growth high-technology companies, a significant component of the compensation provided to our executive officers is in the form of equity participation through stock options granted under the 1999 Option Plan and 1999 Non-Statutory Stock Option Plan. As a result, our executive officers are directly rewarded for our success and provided an economic incentive to contribute to our future success and maximize stockholder value. Options granted under the 1999 Option Plan and 1999 Non-Statutory Stock Option Plan generally vest and become exercisable to the extent of 25% one year from grant date with the remainder vesting ratably over the 36-month period thereafter, to encourage employees to remain with us on a long-term basis.

                                          COMPENSATION AND STOCK COMMITTEE

                                          Stephen A. MacDonald
                                          Douglas Klein

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. BDO Seidman, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

    The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

    The Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with BDO Seidman, LLP, with and without management present, to discuss the overall scope of BDO Seidman, LLP's audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting.

    The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

    Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Stephen A. MacDonald
                                          Douglas Klein

                               PERFORMANCE GRAPH

    Set forth below is a graph indicating cumulative total return at December 31, 1996, 1997, 1998, 1999 and 2000 on $100 invested, alternatively, in the Company's Common Stock, the CRSP Total Return Index for the Nasdaq Stock Market and the Nasdaq Computer Manufacturing Stocks Index at the close of business on December 31, 1995.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          NETWORK COMPUTING  NASDAQ STOCK    NASDAQ COMPUTER
  DATE      DEVICES INC.        MARKET     MANUFACTURES STOCKS
12/29/95             $100.0        $100.0               $100.0
1/31/96              $101.8        $100.5               $100.4
2/29/96               $86.0        $104.3               $110.4
3/29/96               $56.1        $104.7               $103.0
4/30/96               $54.4        $113.4               $118.1
5/31/96               $58.8        $118.6               $126.1
6/28/96               $71.9        $113.2               $115.8
7/31/96               $49.1        $103.1               $103.9
8/30/96               $73.7        $108.9               $111.1
9/30/96               $86.8        $117.2               $127.6
10/31/96             $108.8        $115.9               $128.1
11/29/96             $121.1        $123.1               $139.4
12/31/96             $142.1        $123.0               $133.9
1/31/97              $215.8        $131.8               $145.7
2/28/97              $177.2        $124.5               $125.4
3/31/97              $149.1        $116.3               $112.5
4/30/97              $136.8        $120.0               $117.1
5/30/97              $177.2        $133.6               $144.1
6/30/97              $163.2        $137.7               $145.3
7/31/97              $126.3        $152.2               $176.9
8/29/97              $166.7        $151.9               $176.2
9/30/97              $156.1        $161.0               $182.3
10/31/97             $121.1        $152.6               $168.7
11/28/97             $117.5        $153.4               $170.4
12/31/97             $131.6        $150.7               $161.8
1/30/98              $131.6        $155.5               $176.6
2/27/98              $177.2        $170.1               $200.1
3/31/98              $147.4        $176.3               $199.1
4/30/98              $130.7        $179.3               $213.4
5/29/98              $120.2        $169.4               $208.5
6/30/98              $114.0        $181.2               $236.1
7/31/98              $109.6        $179.1               $247.5
8/31/98               $92.1        $143.6               $214.8
9/30/98               $85.1        $163.5               $258.9
10/30/98              $91.2        $170.7               $269.0
11/30/98             $100.9        $188.0               $295.0
12/31/98              $98.2        $212.5               $351.8
1/29/99              $105.3        $243.3               $433.9
2/26/99               $75.4        $221.5               $365.5
3/31/99               $70.2        $238.3               $396.1
4/30/99               $71.9        $245.9               $408.4
5/28/99               $68.4        $239.1               $385.6
6/30/99               $67.5        $260.7               $440.8
7/30/99               $72.8        $256.0               $445.1
8/31/99               $70.2        $266.8               $502.6
9/30/99               $63.2        $267.1               $500.9
10/29/99              $66.7        $288.5               $536.1
11/30/99              $91.2        $323.6               $632.3
12/31/99             $110.5        $394.8               $746.8
1/31/00               $84.2        $380.2               $720.1
2/29/00              $110.5        $452.5               $879.7
3/31/00               $73.7        $443.2               $935.6
4/28/00               $24.6        $372.8               $829.2
5/31/00               $22.8        $327.8               $693.5
6/30/00               $17.5        $385.3               $811.7
7/31/00               $19.7        $364.4               $817.1
8/31/00               $17.5        $407.5               $931.4
9/29/00               $11.4        $354.5               $828.3
10/31/00               $5.7        $325.3               $753.2
11/30/00               $4.4        $250.8               $511.7
12/29/00               $3.9        $237.4               $420.7

                                 PROPOSAL NO. 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected BDO Seidman, LLP ("BDO Seidman") as the independent auditors of the Company for the current fiscal year. The selection of the independent auditors is being submitted to the stockholders for ratification at the Annual Meeting. In the event that ratification by the stockholders of the selection of BDO Seidman as the Company's independent auditors is not obtained, the Board of Directors will reconsider such selection.

    Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

CHANGE IN AUDITORS

    On January 8, 2001, the Company engaged BDO Seidman as its independent auditor and dismissed its former auditor KPMG LLP ("KPMG"). The decision to change auditors was approved by the Company's Board of Directors. The report of KPMG on our financial statements for the year ended December 31, 1999 was qualified by the assumption that we would continue as a going concern; except for the foregoing, the reports of KPMG on our financial statements for each of the past two fiscal years contained no adverse opinions or disclaimers of opinion, and were not qualified or modified as to audit scope or accounting principles. During the two most recent fiscal years and through January 8, 2001, we had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. In addition, during the two most recent fiscal years and through January 8, 2001, there were no reportable events (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). We have not consulted with BDO Seidman prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement or a reportable event.

AUDIT FEES

    The following table sets forth the aggregate fees billed to the Company for fiscal 2000 by KPMG:

Audit Fees..................................................  $     --

Financial Information Systems Design and Implementation
  Fees......................................................  $     --

All Other Fees..............................................  $125,000(1)

       -------------------------------

       (1) Generally consists of quarterly reviews and physical inventory observation.

    The following table sets forth the aggregate fees billed to the Company for fiscal 2000 by BDO Seidman:

Audit Fees..................................................  $140,000

Financial Information Systems Design and Implementation
  Fees......................................................  $     --

All Other Fees..............................................  $     --

    The Audit Committee has considered the role of KPMG in providing quarterly reviews and physical inventory observation services and other non-audit services to the Company and has concluded that such services were compatible with KPMG's independence as the Company's auditors.

REQUIRED VOTE

    The ratification of the selection of BDO Seidman will require the affirmative vote of not less than a majority of the shares of the Company's Common Stock represented and voting at the Annual Meeting.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
             THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP.

                                 OTHER BUSINESS

    The Company currently knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          By order of the Board of Directors,

                                          Rudolph G. Morin
                                          President and Chief Executive Officer

April 30, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

MEMBERSHIP:

    The Audit Committee shall consist of such number of members of the Board of Directors of the Company as shall be designated by the Board from time to time, but in no event shall the Committee consist of fewer than two members. All members of the Audit Committee shall be competent to perform the responsibilities and duties of the Audit Committee and shall be able to read and understand fundamental financial statements. The Chairperson of the Committee shall be selected by the Board of Directors. None of the members of the Committee shall be employed by the Company or any of its subsidiaries, nor shall any member of the Committee have been so employed within the three years preceding appointment to the Committee. In addition, each member of the Committee shall be independent of management of the Company and shall be free from any relationship that, in the opinion of the Board of Directors of the Company, would interfere with the exercise of independent judgment by such Committee member.

PURPOSE:

    The purpose of the Audit Committee is to support the oversight function of the Board of Directors of the Company over the Company's accounting and financial reporting practices. The Audit Committee shall perform this function through the periodic review of the Company's processes for producing financial data and identifying and controlling key business, financial and other risks. The Audit Committee shall also review the adequacy of the Company's internal controls and the independence of its external auditor.

    The Audit Committee shall have unrestricted access to Company personnel, records and information and be provided with the resources necessary to discharge its responsibilities.

FUNCTIONS AND POWERS:

    The Audit Committee shall:

1. Recommend the firm to be employed as the company's external auditor and review the proposed discharge of such firm;

2. Review the independent auditor's compensation, the proposed term of its engagement and its independence;

3. Receive annually a written statement from the independent auditor delineating all relationships between the independent auditor and the Company and assess the effect of any such relationships on such auditor's objectivity and independence;

4. Review with management and the independent public accountants, the audit plan, proposed fees and any special activities for the coming year. The review shall be designed to evaluate the coverage of the audit plan and to satisfy the Committee as to its adequacy;

5. Review the scope and results of each independent audit of the Company, the reports of the audit, any related management letter and management's responses to recommendations made by the independent auditor in connection with the audit;

6. Review the Company's annual financial statements and quarterly financial reports, and related press releases, including management's discussion and analysis, any certification, report, opinion, or review rendered by the external auditor in connection therewith, and any significant disputes between management and the external auditor that arose in connection with the preparation of such financial statements;

7. Consider, in consultation with the Company's financial management and the Company's external auditor, the adequacy of the Company's internal controls;

8. Review the Company's engagement of the independent public accountants to perform types of non-audit services to ensure that such engagements do not compromise the independence of the independent public accountants;

9. Consider major changes and other major questions of choice regarding the appropriate accounting principles and practices to be used in the preparation of the Company's financial statements;

10. Inquire into any other financial matters not set forth above which the Committee in its judgment determines to be necessary, by either investigating such matter on its own, referring such matter to the Board of Directors or requesting management of the Company to conduct an appropriate investigation;

11. Serve as the channel of communications between the independent auditor and the Board of Directors, and between the senior internal auditing executive and the Board of Directors;

12. Annually review this charter and revise it as conditions dictate;

13. Approve the minutes of all meetings of the Committee;

14. Report regularly to the Board of Directors on matters within the scope of the Committee as well as any special problems that merit the attention of the Board of Directors; and

15. Perform such other duties as the Board of Directors may from time to time assign to it.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NETWORK COMPUTING DEVICES, INC.

                      2001 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Network Computing Devices, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated: April; 30, 2001, and the Annual Report on Form 10-K for the year ended December 31, 2000, and hereby appoints Rudolph G. Morin and Michael A. Garner, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Network Computing Devices, Inc., to be held on May 30, 2001, at 10:00 a.m., local time, at 301 Ravendale Drive, Mountain View, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                          /*\ FOLD AND DETACH HERE /*\

                                                             PLEASE MARK    /X/
                                                             YOUR VOTES AS
                                                             INDICATED IN
                                                             THIS EXAMPLE

                      FOR*    AGAINST
1. ELECTION OF
   DIRECTORS          / /      / /

Nominees
Rudolph G. Morin, Robert G. Gilbertson, Douglas H. Klein and Michael Ledbetter

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For all nominees, except as noted above

*FOR all nominees listed or, in the discretion of the proxies, for such other persons as may be nominated if any such nominee does not or cannot stand for election (except as indicated).

                                                   FOR    AGAINST    ABSTAIN
2. Proposal to ratify the appointment of BDO
Seidman, LLP as the independent auditors           / /      / /        / /
of the Company.

3. In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting and any adjournment thereof.


This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

This proxy will be voted as directed. If no direction is indicated, will be voted for the election of named directors and for the ratification of the appointment of BDO Seidman, LLP as the independent auditors of the Company.



SIGNATURE(S) _____________________________________________  DATE _______________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

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